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                                                                    EXHIBIT 11.1

                       LORAL SPACE & COMMUNICATIONS LTD.

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                    (In thousands, except per share amounts)
                                  (Unaudited)

                                                                           THREE MONTHS ENDED
                                                                     ------------------------------
                                                                     SEPTEMBER 30,     DECEMBER 31,
                                                                         1997              1996
                                                                     -------------     ------------
Primary:
  Weighted average common shares outstanding during the period.....      200,547          191,092
  Assumed conversion of Series A Convertible Preferred Stock.......       45,897           45,897
  Dilutive effect of stock options.................................            *                *
                                                                        --------         --------
                                                                         246,444          236,989
                                                                        ========         ========
  Net income (loss) applicable to common stockholders..............    $ (15,595)        $  4,623
                                                                        ========         ========
Primary earnings (loss) per share..................................    $   (0.06)        $   0.02
                                                                        ========         ========
Fully Diluted:
  Weighted shares -- primary.......................................      246,444          236,989
  Incremental increase to dilutive effect of stock options.........           **               **
  Weighted shares issuable upon conversion of Convertible Preferred
     Equivalent Obligations or Series C Redeemable Preferred
     Stock***......................................................           **               **
                                                                        --------         --------
                                                                         246,444          236,989
                                                                        ========         ========
Earnings:
  Net income (loss) applicable to common stockholders..............    $ (15,595)        $  4,623
  Interest expense on Convertible Preferred Equivalent Obligations, net of tax or dividends on Series C Redeemable Preferred
     Stock***......................................................           **               **
                                                                        --------         --------
                                                                       $ (15,595)        $  4,623
                                                                        ========         ========
Fully diluted earnings (loss) per share............................    $   (0.06)        $   0.02
                                                                        ========         ========

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*   Dilutive effect of stock options is less than 3%.

**  Effect is antidilutive.

*** The Convertible Preferred Equivalent Obligations were exchanged for Series C
    Redeemable referred Stock on June 5, 1997.